Filed Pursuant to Rule 424(b)(3)and Rule 424(c)
                        Registration Statement No. 333-53768
                                       Dated: April 29, 2002


Prospectus Supplement
(To Prospectus Dated January 16, 2001)


                    PROSPECTUS SUPPLEMENT

                         CADIZ INC.

      WARRANTS FOR THE PURCHASE OF 1,150,000 SHARES OF
      COMMON STOCK AND COMMON STOCK UNDERLYING WARRANTS
       AND 1,517,861 ADDITIONAL SHARES OF COMMON STOCK

      This prospectus supplement relates to the offer and sale of warrants to purchase up to 1,150,000 shares of common stock and the common stock issuable upon the exercise of these warrants, plus an additional 1,517,861 shares of common stock, as described on the cover page of the prospectus dated January 16, 2001, to which this prospectus supplement is attached.

      This prospectus supplement should be read in
conjunction with the prospectus, which is to be delivered
with this prospectus supplement. This prospectus supplement
is qualified by reference to the prospectus except to the
extent that the information in this prospectus supplement
updates and supersedes the information contained in the
prospectus.
                     ___________________

   INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK
 FACTORS" BEGINNING ON PAGE 4 OF THE ATTACHED PROSPECTUS TO
  READ ABOUT FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING
                 SHARES OF OUR COMMON STOCK.
                     ___________________

     Effective as of January 31, 2002, Cadiz amended and restated 825,000 warrants to purchase common stock held by Middenbank Curacao, N.V. to reduce the exercise price of the warrants to $1.75 per share, subject to further adjustment as described under the caption "Description of Securities" below. This prospectus supplement amends portions of the prospectus in order to reflect the reduction in the exercise price of these warrants. These 825,000 warrants are included in the securities being offered for sale by Middenbank Curacao, N.V. under the prospectus.

                  COVER PAGE OF PROSPECTUS
                   -----------------------

     THE FIRST SENTENCE OF THE SECOND PARAGRAPH OF THE COVER
PAGE OF THE PROSPECTUS IS AMENDED TO READ AS FOLLOWS:

      The warrants entitle the holders to purchase common stock at a price of $1.75 or $7.75 per share, except in some cases where these prices may be adjusted.

                  DESCRIPTION OF SECURITIES
                  -------------------------

     THE DESCRIPTION OF SECURITIES SET FORTH BELOW
SUPERSEDES THE INFORMATION CONTAINED IN THE PROSPECTUS UNDER
THE HEADING "DESCRIPTION OF SECURITIES."

     The selling securityholders are offering for sale under this prospectus warrants to purchase up to 1,150,000 shares of common stock, the common stock issuable upon the exercise of these warrants and 1,517,861 additional shares of common stock.

     The description of our common stock is contained in our registration statement filed with the SEC on Form 8-A on May
8, 1984, as amended by reports on Form 8-K filed with the SEC on May 26, 1988, June 2, 1992 and May 18, 1999.

     825,000 of the warrants covered by this prospectus are being offered for sale by Middenbank Curacao, N.V., an indirect affiliate of one of our lenders, ING Baring (U.S.) Capital LLC. These 825,000 warrants were amended and restated effective as of January 31, 2002 to reduce the exercise price to $1.75 per share, subject to adjustment as described below. The warrants expire on the following dates:

             Number of     Expiration
              Warrants        Date
              --------        ----

               75,000       04/30/03
              100,000       04/05/04
              150,000       10/31/04
               50,000       04/30/05
              100,000       10/31/05
              200,000       11/25/04
              112,500       04/13/05
               37,500       05/08/05
              -------

              825,000         TOTAL
              =======

     The exercise price and number of shares of common stock which may be purchased upon exercise of the warrants are subject to certain "anti-dilution" adjustments in the event of any:

     * Common stock dividend or other distribution to holders of our common stock of additional shares of common stock;

     * Subdivision, reclassification or combination of our common stock;

     * Issuance to all holders of common stock of rights or warrants to purchase shares of common stock at a price less than the market price of our common stock;

     * Distribution to all holders of common stock of any assets or indebtedness, or subscription rights or warrants;

     * Issuance of common stock at a price less than the market price of our common stock; or

     * Issuance of securities convertible into or exchangeable for shares of common stock at a price less than the market price of our common stock.

     If any of the "dilution" events listed above occurs, the exercise price of the warrants will be adjusted according to a "weighted average" formula. That is to say, the adjusted exercise price of the warrants will be determined by multiplying the original exercise price by a fraction, the numerator of which will equal the number of shares of common stock outstanding on the date the "dilution" event occurs, and the denominator of which will equal the number of shares of common stock after the "dilution" event occurs. Whenever the exercise price of the warrants is adjusted as described above, the number of shares of common stock purchasable upon exercise of the warrants will be simultaneously adjusted. This adjustment will be made by multiplying the number of shares of common stock issuable upon exercise of the warrants immediately prior to the "dilution" event by the exercise price in effect immediately prior to the "dilution" event and dividing the product so obtained by the adjusted exercise price.

     The exercise price of all 825,000 of the warrants held by Middenbank Curacao, N.V. will also be reduced if Cadiz does not receive various regulatory approvals for the Cadiz Program and/or pay off its outstanding term and revolving loans to ING Baring (U.S.) Capital LLC, an entity indirectly affiliated with the selling securityholder, by the target dates as described in this paragraph. Specifically, if the approvals are obtained by June 30, 2002, the exercise price of the warrants will be reduced by $0.25 if all loans are not repaid by July 31, 2002 and by an additional $0.25 if all loans are not repaid by October 31, 2002. If the approvals are not obtained by June 30, 2002, the price of the warrants will be reduced by $0.75 if all loans are not repaid by July 31, 2002 and by an additional $0.75 if all loans are not repaid by October 31, 2002. The exercise price of all 825,000 warrants held by Middenbank Curacao, N.V. will be reduced to $0.01 if all loans are not repaid by January 30, 2003.

     The remaining warrants covered by this prospectus are held by OZ Master Fund, Ltd. or OZF Credit Opportunities
Master Fund, Ltd. The exercise price of these warrants is $7.75 per share, subject to adjustment as described below.
275,000 of these warrants are exercisable immediately; of these 275,000 warrants, 200,000 expire on December 29, 2003 and 75,000 warrants expire on December 31, 2004. The remaining 50,000 warrants are exercisable only if we elect to convert our Series D Convertible Preferred Stock into common stock on or prior to December 29, 2001. As we did not elect to convert our Series D Convertible Preferred
Stock by this date, these 50,000 warrants cannot be exercised by the OZ or OZF funds.

     The exercise price and number of shares of common stock which may be purchased upon exercise of any of the warrants held by the OZ and OZF funds are subject to certain "anti-dilution" adjustments which are similar to the anti-dilution adjustments described above in connection with the warrants held by Middenbank Curacao, N.V., except that the anti-dilutive provisions of the OZ and OZF warrants are triggered by the issuance of securities at a price below the exercise price of these warrants, while the comparable anti-dilutive provisions of the Middenbank Curacao warrants are triggered by the issuance of securities at a price below the market price of our common stock.

     Each of the warrants covered by this prospectus contains a "cashless exercise" provision. This provision allows the warrant holder to pay the exercise price of the warrant by accepting a number of shares of common stock equal to the number of shares of common stock appearing on the face of the warrant multiplied by a fraction, the numerator of which is the excess of the current market price of the common stock over the exercise price of the warrant, and the denominator of which is the current market price of the common stock.

              SALES BY SELLING SECURITYHOLDERS
              ---------------------------------

     FOOTNOTE 4 IN THE TABLE APPEARING IN THE SECTION OF THE
PROSPECTUS ENTITLED "SALES BY SELLING SECURITYHOLDERS" IS
AMENDED TO READ AS FOLLOWS:

     (4)   The securities sold by the selling
     securityholder under this prospectus include: (i) 111,864 shares of common stock issued to the selling securityholder in lieu of a cash payment in respect of interest owing on Cadiz' loans outstanding from ING Baring (U.S.) Capital LLC, an affiliate of the selling securityholder; (ii) up to 350,000 additional shares of common stock which may be issued in the future by Cadiz to the selling securityholder in lieu of cash payments in respect of interest owing on Cadiz' loans outstanding from ING Baring; and (iii) warrants to purchase 825,000 shares of common stock and the common stock issuable upon the exercise of such warrants. The 825,000 warrants are immediately exercisable at an exercise price of $1.75 per share (subject to adjustment in certain circumstances as described in the section of this prospectus called "Description of Securities" on page 2) and expire on the following dates: April 30, 2003 (with respect to 75,000 warrants); April 5, 2004 (with respect to 100,000 warrants); October 31, 2004 (with respect to 150,000 warrants); April 30, 2005 (with respect to 50,000 warrants); October 31, 2005 (with respect to 100,000 warrants); November 25, 2004 (with respect to 200,000 warrants); April 13, 2005 (with respect to 112,500 warrants); and May 8, 2005 (with respect to 37,500 warrants).


                 ---------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER
    REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS
                     A CRIMINAL OFFENSE.


                 ---------------------------

  The date of this prospectus supplement is April 29, 2002